UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2016

Seventy Seven Energy Inc.

(Exact name of registrant as specified in its charter)

Oklahoma	001-36354	45-3338422
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

777 N.W. 63rd Street Oklahoma City, Oklahoma		73116
(Address of principal executive offices)		(Zip Code)

(405) 608-7777

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 17, 2016, Seventy Seven Energy Inc. (the “Company”) was notified by the New York Stock Exchange (the “NYSE”) that due to “abnormally low” trading price levels, pursuant to Section 802.01D of the NYSE’s Listed Company Manual, the NYSE has determined to commence proceedings to delist its common stock. Trading in the Company’s common stock was suspended immediately prior to the opening of trading on May 17, 2016.

The Company has a right to a review of this determination. The NYSE will apply to the Securities and Exchange Commission to delist the common stock upon completion of all applicable procedures, including any appeal by the Company of the decision. The Company does not intend to appeal the determination and, therefore, it is expected the Company’s common stock will be delisted.

The Company expects its common stock to commence trading on the OTC Pink marketplace effective as of May 18, 2016. The Company can provide no assurance that its common stock will continue to trade on this market, whether broker-dealers will continue to provide public quotes of the Company’s common stock on this market, whether the trading volume of the Company’s common stock will be sufficient to provide for an efficient trading market or whether quotes for the Company’s common stock may be blocked by OTC Markets Group in the future.

Item 8.01. Other Events.

The Company elected not to make an interest payment of $21.5 million, due May 15, 2016, on the 6.625% senior unsecured notes due 2019 of Seventy Seven Operating LLC and Seventy Seven Finance, Inc., wholly owned subsidiaries of the Company (the “2019 Notes”), of which $650.0 million principal amount was outstanding on that date. The election to defer the interest payment does not constitute an event of default, as defined under the indenture relating to the 2019 Notes, but if the interest payment is not made within 30 days of its due date, such failure would result in an event of default and the trustee or holders of at least 25% in principal amount of the outstanding 2019 Notes may declare the principal and any interest immediately due and payable. The Company is presently soliciting votes with respect to its proposed “pre-packaged” chapter 11 plan of reorganization, dated May 9, 2016, pursuant to which the 2019 Notes would be converted to equity in the reorganized Company if the plan is approved by creditors and then confirmed by the United States Bankruptcy Court.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

May 18, 2016	SEVENTY SEVEN ENERGY INC.

	By:	/s/ Cary Baetz
Cary Baetz
Chief Financial Officer and Treasurer